AMENDED AND RESTATED AGREEMENT FOR EDUCATION LOAN SERVICING

This Amended and Restated Agreement for Education Loan Servicing (the "Agreement") is made as of the 1st day of January, 2008, among Citibank (South Dakota), N.A., a national banking association having its principal place of business at 701 E. 60th St N., Sioux Falls, South Dakota (the "Service Provider"), The Student Loan Corporation, a Delaware corporation having its principal place of business at 99 Garnsey Road, Pittsford, New York 14534 (the “Customer”),  and Citibank, N.A., as trustee for The Student Loan Corporation, a national banking association having a place of business at 99 Garnsey Road, Pittsford , New York 14534 ("Citibank").

WHEREAS, the parties desire that this Agreement shall amend and restate the Agreement for Education Loan Servicing dated as of January 1, 2004, by and among Citibank (South Dakota), N.A., The Student Loan Corporation and Citibank, N.A. (formerly Citibank (New York State)), as trustee for The Student Loan Corporation; and

WHEREAS, the Service Provider has developed systems and processes to originate and service federally insured student loans as well as consumer loans made to finance educational costs, including student loans made under Title IV, Part B of the Higher Education Act of 1965, as amended (collectively referred to as “Education Loans”) in accordance with the laws, rules and regulations applicable to those loans;

WHEREAS, Customer acquires and services Education Loans from third party lenders both directly and as a beneficial owner under a trust agreement in which Citibank holds loans as an eligible lender trustee under the Higher Education Act;

WHEREAS, Service Provider shall act as a sub-contractor with respect to those Education Loans which Customer places with Service Provider for services in situations where Customer is a primary contractor for a third party lender with respect to such loans;

WHEREAS, Service Provider shall perform for Customer all services in accordance with generally established procedures and industry standards and practices, including specifically the Origination, Customer Service, and Default Management services specified in Exhibit A attached to this Agreement and made a part hereof by reference, and

WHEREAS, the Service Provider has agreed to make available to the Customer, and the Customer wishes to receive, the Origination, Customer Service and Default Management services described in Exhibit A (collectively “the Services”),

THEREFORE, in consideration of these mutual promises and covenants contained herein, the parties agree that the terms and provisions of the original Agreement for Education Loan Servicing shall be amended and restated as follows:

1.	Services to Be Performed.

The Service Provider shall perform the services described in Exhibit A (“the Services”) for Customer as an independent contractor on a non-exclusive basis.  Unless stated explicitly, nothing contained herein shall be deemed to create any partnership, joint venture, or relationship of principal and agent between the parties hereto or any of their affiliates or subsidiaries, or to provide either party with any right, power or authority, whether express or implied, to create any duty or obligation on behalf of the other party.  Such Services shall be rendered in a professional manner and shall meet acceptable quality measurements, performance levels, and other standards as the parties may agree upon from time to time.

2.	Subcontractors.

The Service Provider may retain a subcontractor or subcontractors to perform any number of Services on behalf of the Customer with the Customer’s approval.  The Service Provider will be responsible for the subcontractor’s actions and shall ensure that the subcontractor(s) is subject to and complies with all of the terms and conditions of this Agreement.  If the Service Provider retains a subcontractor or subcontractors, the Service Provider remains responsible for compliance with laws, regulations, policies, procedures and quality standards.

3.	Fees and Expenses.
(a)
As compensation for the Services, the Customer shall pay to the Service Provider the fees as set forth in this Agreement and/or such other exhibits made part of this Agreement.  All fees will not exceed the fair value of the Services.  All invoices shall be paid within thirty (30) days from receipt of periodic invoices.  All invoices submitted to the Customer shall itemize the Services provided and the corresponding fees charged in accordance with the fee schedules set forth in this Agreement as Exhibit B.    In accordance with the express terms of this paragraph and Paragraph 20 of this Agreement, Service Provider and Customer acknowledge that Customer shall be solely responsible for compensation of the Services provided.

(b)
The parties acknowledge that certain costs and expenses of the Service Provider may increase or decrease at times throughout the term of this Agreement.  The parties also recognize that this Agreement may be in force for a considerable period of time and it is impractical to construct an automatic cost adjustment provision into the Agreement.

Notwithstanding the foregoing, the Service Provider is entitled to an increase in the Service Fees for certain uncontrollable costs.  To initiate such an increase, the Service Provider must give Customer a written notice specifying the proposed increase or increases together with an explanation of the uncontrollable costs on which they are based.  Such increases shall be effective immediately after such notice is given, unless the parties agree on another effective date or the Customer gives timely notice of non-acceptance under subparagraph (c) below.  Uncontrollable costs are limited to postage costs, telecommunication costs, wages, facilities, software and hardware upgrades, equipment upgrades, and costs related to material changes to the Services performed arising from changes to The Higher Education Act, guaranty agency rules and regulations (federal or private insurer), FFEL program regulations, or similar authority under which Education Loans are made.  Service Provider and Customer shall negotiate in good faith the amendment of Exhibit B to reflect the increase in Service Fees.

(c)
In the event the Customer does not accept the proposed modification in fees or expenses, it shall provide written notification to the Service Provider within thirty (30) days of its receipt of Service Provider’s notice of the proposed increase.  If the parties thereafter fail to reach agreement on an increase or modification of the Service Fees, the Service Provider may, within 90 days after giving its notice of increase to Customer, give written notice of termination of this Agreement.  The termination will take effect 270 days after the Service Provider’s notice of increase, or such other date as is mutually agreed to by the parties.  Notwithstanding Customer’s non-acceptance of the fee increase, Service Provider’s proposed modification in fees or expenses shall take effect 180 days after Service Provider’s notice of termination and such amended pricing shall be in effect from that date until this Agreement is terminated.

Service Provider and Customer acknowledge that Education Loans are difficult to service and that conversion of such loans to another loan servicer is time consuming and difficult.   The parties agree that extensive time periods for notice and termination, in addition to Customer’s obligation to pay increased servicing fees after notice of termination, are a reflection of the difficulty and time necessary to convert Education Loans to another loan servicer.  Customer is responsible for all direct conversion costs should both parties agree to terminate the Agreement.

(d)
In the event that a notice period or time period for termination of this Agreement shall extend beyond the termination date or any subsequent termination date described in Paragraph 5 (a), the termination date of this Agreement will be the later of the dates.

4.	Responsibilities of the Parties.
(a)
The Service Provider shall perform the Services subject to applicable laws, regulations, policies, procedures, quality measurements, performance levels, and other standards as described in Exhibit C.  The Customer and Service Provider may amend Exhibit C at any time upon mutual consent to include those quality measurements, performance levels, and other standards reasonably necessary to guide the Service Provider in its performance of the Services required by the Agreement. In addition, in the case of a significant and unusual event, the Customer and Service Provider can negotiate a temporary adjustment to the affected service standards and fees that may result.  The Service Provider may require that the Customer pay additional fees if the required additional services materially increase Service Provider’s cost of providing the Services, in accordance with the procedure set forth in Paragraph 3.

(b)
The Customer retains the processes and functions not set forth on Exhibit A,.    Service Provider and Customer may amend Exhibit A upon mutual agreement or if necessary to facilitate Service Provider’s performance of the Services required by this Agreement.

5.	Term and Termination.
(a)
This Agreement will be for a term of 1 year from the date hereof; provided however, that this Agreement will be extended for successive one (1) year periods unless either party, by written notice to the other, shall give at least 180 days prior notice of its intention to terminate the Agreement at the end of the current contract year, in which case there shall be no automatic extension.  Termination in accordance with this paragraph will be without penalty to either party.  Both parties will remain responsible for their respective obligations with regard to actions, events, and services received or rendered prior to the date such termination becomes effective.

(b)
Either party shall have the right to immediately terminate this Agreement by giving the other  written notice if  (i) a person owning more than 50% of the voting shares of the other party ceases to own more than 50% of the voting shares of the other party; (ii) the other party shall be wound up, go into liquidation, or for any other reason shall cease or threaten to cease to carry on its business or shall transfer its business; (iii) a decree or order by a court or governmental agency or authority shall be entered for the appointment of a conservator, receiver or liquidator for the other party in an insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceeding, or the other party shall consent to such appointment.  Termination under this subparagraph shall be effective 270 days after Customer’s written notice to Service Provider, and upon 270 days after Service Provider’s written notice to Customer.

(c)
If either party materially breaches the terms or duties imposed upon it by this Agreement, the non-breaching party may, at its option, give the other party at least thirty (30) days written notice of the breach.  The notice shall specify the nature of the breach.  If, at the end of the notice period, the breaching party has not remedied the breach then the Agreement may be terminated by the non-breaching party by notice given within 90 days after the expiration of the notice period specifying a termination date satisfactory to the non-breaching party, provided however, that any termination under this paragraph shall not prejudice the rights of either party against the other.

(d)
In the event that any notice period or time period for termination of this Agreement under any subparagraph of this Paragraph 5 shall extend beyond the termination date or any subsequent termination date described in Paragraph 5 (a), the termination date of this Agreement will be the later of the respective dates.

6.	Compliance with Laws.

Each party hereto agrees that it shall comply with all applicable federal, state and local laws, ordinances, codes and regulations in the performance of its obligations or receipts of Services under this Agreement, including obtaining the necessary permits and certificates where required.  The parties agree to comply with all laws and executive orders relating to equal opportunity or non-discrimination as applicable.  If at any time during the term of this Agreement, a party is informed or information comes to its attention that it is or may be in violation of any law, ordinance or code (or if it is so determined by any court, tribunal or other authority), that party shall immediately take all appropriate steps to remedy such violation and comply with such law, regulation, ordinance or code in all respects.  Further, each party shall establish and maintain all proper records (particularly, but without limitation, accounting records) required by any law, code of practice or corporate policy applicable to it from time to time.

7.	Audit.

Customer shall have the right, during normal business hours, to inspect Service Provider’s books and records that pertain to the Services rendered in order to verify the amount and calculation of such fees.  Service Provider shall keep adequate records of its Services hereunder.  Each party shall pay its own respective costs and expenses in connection with this provision.  Customer shall have the same right, during normal business hours, to inspect, audit, and confirm Service Provider’s compliance with the laws, regulations, policies, procedures, and service quality standards set forth in Exhibit C and as such may be amended from time to time.

8.	Indemnification.
(a)
Each party to this Agreement shall indemnify and hold harmless the other party and any of its directors, officers, employees, agents, and subcontractors from and against any action or threatened action, suit or proceeding arising out of or as a result of, the indemnifying party's performance under this Agreement and against any and all claims, expenses, losses or damages (including reasonable attorneys' fees that result from the actions or inaction of the indemnifying party); provided, however, that in no event shall a party to this Agreement be obligated for any claims, expenses, losses, or damages resulting from the negligent or willful acts or omissions of the other party, its agents, employees or subcontractors.

(b)
A party seeking indemnification under this Agreement shall (i) give prompt written notice to the indemnifying party as to the existence of the indemnifiable event, (ii) provide such information, cooperation and assistance as may reasonably be necessary for the defense of such action or claim and (iii) grant full authority to the indemnifying party to defend or settle such action or claim.  A party seeking indemnification shall not compromise or settle any action or claim without the consent of the indemnifying party.

(c)
In the event that Service Provider shall take any action in connection with the Services or other responsibilities under this Agreement (whether or not such action constitutes negligence), or fails to take any action required under this Agreement which causes any serviced loan in Customer’s portfolio to require an interest or principal adjustment, or to be denied the benefits of any applicable guaranty or insurance, Service Provider shall have a reasonable time to cause such benefits to be reinstated.  If such benefits are not reinstated within 4 months of denial or termination of guaranty or insurance benefits, Service Provider shall, subject to the limitations of subparagraphs (d), (e), (f) and (g) of this Paragraph 8, pay to Customer an amount equal to the outstanding principal balance plus all accrued interest through the date of the original loss of benefits, less the amount subject to any lender risk sharing under either the FFEL program or any private program.

(d)
Service Provider and Customer acknowledge that servicing errors can occur during the ordinary course of business which can cause loss of guaranty or insurance benefits, operating losses and interest adjustments and are included within the pricing set forth in Exhibit B.  Service Provider’s liability arising under Paragraph 8(c) shall begin to accrue when operating losses that are directly attributable to the Service Provider’s actions, on an annual basis (calculated monthly), exceed .026 of 1% (2.6 basis points) times the average dollar balance of Education Loans in repayment status; and when Adjustment and Refunds on an annual basis (calculated monthly) exceed .018 of 1% (1.8 basis points) times the average dollar balance of Education Loans in repayment status.

(e)
Service Provider’s maximum liability for a Single Occurrence (as defined below) shall be limited to an amount equal to the average of monthly compensation paid to date during the term of this Agreement.  Service Provider’s maximum liability for indemnification for multiple Single Occurrences under this Paragraph 8 during any one calendar year shall be limited to an amount equal to the total compensation paid by Customer to Service Provider for the calendar year.  In the event the total number of months during the calendar year is less than twelve, the maximum liability shall not exceed the average of monthly compensation multiplied by twelve.  For purposes herein, the term “Single Occurrence” shall mean an event pursuant to which losses resulting from a single action or inaction do not exceed the average monthly compensation paid to date by Customer to Service Provider during the term of this Agreement.  Service Provider shall pay to Customer any amounts owed under this subparagraph (e) within 90 days of the date on which a final determination is made regarding Customer’s right to indemnification hereunder.

(f)
Service Provider’s liability for indemnification for a “Castastrophic Event” (as defined below) under this Paragraph 8 shall not be limited to the average of monthly compensation paid to date by Customer to Service Provider during the term of this Agreement.  Instead, Service Provider shall compensate Customer for all losses resulting from the Catastrophic Event within 90 days of the date on which a final determination is made regarding Customer’s right to indemnification hereunder, provided, however, that, Service Provider shall increase the fees charged Customer under Paragraph 3 herein by an incremental ten percent (10%), until such time as Service Provider has been fully compensated by such incremental ten percent (10%) for the losses incurred hereunder which are in excess of the average of monthly compensation resulting from the Catastrophic Event.  For purposes herein, the term “Catastrophic Event” shall mean an event pursuant to which losses, incurred from a Single Occurrence or loss that may relate to a recurring series of losses which are the result of a single action or inaction, exceed the average monthly compensation owed by Customer to Service Provider paid to date during the term of this Agreement.

(g)
In the event of a termination of this Agreement prior to the full repayment of any amounts owed under this Paragraph 8, Customer agrees to pay a termination fee to Service Provider taking into consideration any amounts of unpaid balance owed by either party to the other under the terms of this Paragraph 8.

(h)
Any remedies for breach by Service Provider shall be limited to this Paragraph 8.  In no event shall Service Provider be liable under any theory of tort, contract, strict liability or other legal or equitable theory for any lost profits, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties.  Any action for the breach of any provision of this Agreement shall be commenced within one (1) year from the date of such breach.

(i)
Notwithstanding anything to the contrary set forth in this Paragraph 8, with respect only to the services to be performed which are set forth in Schedule 2 of Exhibit A attached hereto, Service Provider provides no guarantee to Customer for such services performed by a third party vendor, nor is Service Provider responsible for any losses incurred by Customer due to third-party vendor performance; however, the indemnification provisions set forth in Paragraph 8 of this Agreement shall remain effective in all respects with respect to any additional services to be performed by the Service Provider for Customer set forth in Schedule 2 to Exhibit A to this Agreement.  Each of the parties hereto acknowledge and agree that Service Provider shall indemnify Customer and Citibank for any claims arising out of or as a result of Service Provider’s performance of all such additional services or the failure to perform such additional services, all as more particularly set forth in Paragraph 8 of this Agreement.

9.	Confidentiality.

The Customer and the Service Provider agree that all information provided pursuant to this Agreement by each party to the other party is confidential and proprietary information of the disclosing party, including non-public personal information regarding customers of Service Provider, Customer or Citibank. No party shall use any information provided by the other party for any purpose other than as permitted or required for performance under this Agreement or as provided by applicable law, including without limitation, the provisions of Title V of the Gramm-Leach-Bliley Act (P.L. 106-102).  Each party agrees not to disclose or provide any information provided by the other party to any third party, with the exception of (i) directors, officers, employees, attorneys, and auditors (collectively “employees”) of the party or its affiliates or subsidiaries who have a need to know in the course of performing, receiving, or reviewing the performance of Services under this Agreement and are bound to retain the confidentiality of the information, and (ii) vendors, subcontractors, and other service providers (collectively “vendors”) who are necessary for the Service Provider to provide services to the Customer or for the Customer to coordinate its operation with those of the Service Provider under this Agreement, and are bound to retain the confidentiality of the information without the express written consent of the other party, and each party agrees to take all reasonable measures, including, without limitation, measures taken by each party to safeguard its own confidential information to prevent any such disclosure by employees and vendors.  In no event shall the Customer divulge to any third party the contents in any invoices/charge documentation that it receives from the Service Provider without the written consent of the Service Provider, except as otherwise provided by law or regulation.  Nothing provided herein shall prevent any party from disclosing information to the extent the information (i) is or hereafter becomes part of the public domain through no fault of that party; (ii) is rightfully received from or furnished to a third party without similar restriction of the third party's rights; (iii) is independently developed by it; (iv) is disclosed pursuant to requirements of law; or (v) is already known to it.  If either party hires another person to assist it in the performance of this Agreement, or assigns any portion of its responsibilities or obligations under this Agreement to another person, the assigning or delegating party shall cause its assignee or delegate to be bound to retain the confidentiality of the information.

10.	Assignment.

Either party may assign any of its rights or delegate any of its obligations or responsibilities under this Agreement with the prior written consent of the other, which consent shall not to be unreasonably withheld.  The parties expressly anticipate that either party may assign such obligations and responsibilities to any of its subsidiaries or affiliates having reasonably adequate resources to perform the obligations and undertake the responsibilities under this Agreement.  All assignments shall be evidenced by an assignment document executed in a form to be provided by the Customer.  All terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and authorized assigns, and no other person or entity shall have any rights or beneficial interests herein or hereunder.

11.	Corporate Authority; Further Assurances.
(a)
Each party presents and warrants that the execution and performance of this Agreement is authorized by its charter or certificate of incorporation and by its board of directors and that this Agreement has been duly executed by its officer so authorized, and agrees to furnish the other party with satisfactory evidence of same upon request.  Each party agrees to negotiate in good faith the execution of such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the effective execution of the transactions contemplated hereby, and will continue to do so during the term of this Agreement.

(b)
Each party represents that there are no actions, suits or proceedings existing, pending, or to the knowledge of either party threatened against or affecting either party before any court, arbitrator, governmental or administrative body or agency, that might affect the validity or enforceability of this Agreement or that might result in any materially adverse effect on either party's ability to perform its obligations hereunder.  The performance of this Agreement by each party will not violate, result in breach of, or conflict with (i) its charter, certificate of incorporation, by-laws or any agreement to which it is a party or will be bound, and (ii) any law, rule, regulation, order, judgment, or decree binding on such party.

12.	Notices.

All notices and other communications under this Agreement, (including any invoices) shall be sent prepaid to the appropriate party at the following address via overnight delivery service, inter-office courier, United States Postal Service, or by facsimile or other electronic mail if the party includes its facsimile or electronic mail address below:

SERVICE PROVIDER:
Citibank (South Dakota), N.A.
701 E. 60th Street North
Sioux Falls, SD  57105

Fax Number:  605-330-6745
Attention:  President

CITIBANK:
Citibank, N.A., as eligible lender
trustee for The Student Loan Corporation
99 Garnsey Road
Pittsford, New York 14534

Fax Number: 203-975-6724
Attention: President

CUSTOMER:
The Student Loan Corporation
99 Garnsey Road
Pittsford, NY 14534

Fax Number:  203-975-6724
Attention:  Chief Executive Officer; copy to General Counsel

13.	Contingency Plan.
Service Provider agrees to develop necessary business interruption and disaster contingency plans which will meet with all required continuity of business standards applicable to either Service Provider or Customer (with respect to the Services), and will work with Customer to coordinate the continuity of business planning to ensure that all foreseeable business interruptions are minimized so as not to disrupt Customer’s business.

14.	Regulatory.

Each party agrees that at the request of the other it will permit the banking or other state or federal supervisors, applicable FFEL program guaranty agencies, and applicable insurance companies to examine the servicing relationship between the parties pursuant to this Agreement and the performance of and the records of the Services.

15.	Entire Agreement.

This Agreement is the sole agreement between the parties with respect to the provision of the Services, and supersedes all prior oral or written agreements for the Services.  This Agreement may be signed in counter-parts, either in original form or in the form of facsimile copies, all of which taken together shall constitute one instrument.

16.	Amendment.

This Agreement, including all Exhibits and Schedules, may be modified only by a written agreement signed by each of the parties hereto.  Notwithstanding the requirement that all amendments be in writing, amendments to this Agreement, its Exhibits or Schedules, may take the form of electronic communication between the parties through their respective authorized representatives.  Such amendments may be deemed signed by electronic means through an electronic message of acknowledgment in a form agreeable to the parties.

17.	Force Majeure.

Neither party shall be liable for delays or failure in its performance hereunder caused by any act of God, war, strike, labor dispute, work stoppage, fire, act of government, or any other cause, whether similar or dissimilar, beyond the control of that party and beyond COB planning requirements.

18.	Severability.

If any provision of this Agreement is deemed to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected, and this Agreement shall continue in full force and effect unless such provision was an essential element of the agreement of the parties or the enforcement of the remaining provisions would place an unfair or disproportionate burden on or result in an unfair enrichment of one of the parties.

19.	Governing Law.
This Agreement will be governed by and construed in accordance with the internal laws of the State of South Dakota.

20.           Limited Role of Citibank as an Eligible Lender Trustee.
Service Provider and Customer acknowledge that Citibank has entered into this Agreement solely in its capacity as an eligible lender trustee for Customer and not in its individual capacity.  Citibank has undertaken only those duties that are required of it under its trust agreement with Purchaser.  Accordingly, all recourse and remedies of Service Provider shall be available only against Customer and the assets established under the trust agreement and not against Citibank in its individual capacity.

IN WITNESS WHEREOF, the Service Provider, Citibank and Customer have caused this Agreement to be executed as of the date first written above.

Citibank, NA., as	Citibank (South Dakota), N.A.
Trustee for The Student Loan Corporation

/s/Valerie Delgado	/s/ Kendall E. Stork
Valerie Delgado	Kendall E. Stork
Vice President	President

The Student Loan Corporation

/s/Michael J. Reardon
Michael J. Reardon
President and CEO

ATTACHMENTS:
Exhibit A: Services to be provided
Schedule 1                                Services Provided
Schedule 2                                Services relating to Outsourcing to Third Party Vendors

Exhibit B: Pricing

Exhibit C: Service Quality Standards Required of Service Provider

EXHIBIT A

SERVICES TO BE PROVIDED

SCHEDULE 1
SERVICES PROVIDED

ORIGINATIONS AND CASH DISBURSEMENTS
Management of all student loan origination processes.  These processes include, but are not limited to:  1) the receipt and processing of written, faxed and electronically submitted applications, 2) communication of the approval or denial of the loan application(s), 3) underwriting of credit based loans, 4) exception processing of incomplete applications (arising from missing information or documents) and other problem resolution, 5) management and control of the various transmissions of information and loan proceeds disbursement, 6)  guarantor reporting, and 7) loan refund and cancellation processes.   It is understood that the student loan origination processes include current and future multiple channels and multiple products as well as all processes involved in the processing of these products.  Project support in the form of testing, business analysis and project management will be provided as required by the Customer.

CUSTOMER SERVICE
All traditional student loan servicing after loan origination, originating support / fulfillment, and retention processes.  Service Provider to provide the management and handling of incoming telephone calls, correspondence (written and electronic) for all products, current and future, and accompanying paper defined as requests for service (whether from students, parents, schools, guarantor agencies, the federal Department of Education, or others in the ordinary course of the student lending business) including, for example and without limitation, deferments, change of addresses, notices of graduation date changes, NIVR management, credit bureau reporting, and servicing calls for all channels and loan products offered including new channels and products mandated by law or regulation or developed by Customer.  Manage and staff a retention call unit within the Customer Service Phones operation.  From time to time, the Servicer’s phone unit may be utilized for marketing campaigns.  These campaigns will be mutually agreed to at the time of inception and charged back with the same methodology as any other service.  An appropriate secured storage location will be provided for the storing and oversight of paper documents related to student loans (e.g., Promissory Note vault).  Provide workforce management support for volume forecasting, capacity planning, staffing planning and ongoing monitoring of performance levels.  Project support in the form of testing, business analysis and project management will be provided as required by the Customer.

EXHIBIT A

SERVICES TO BE PROVIDED

DEFAULT MANAGEMENT
All the servicing related to the handling and management of delinquent accounts together with compliance with all the due diligence in collection requirements for the FFEL and private loan products. In addition to collection management, Service Provider will provide management and handling of recoveries, litigation coordination, pre-repayment calling, and the handling, and filing of all default claims to FFEL guarantor agencies or private insurers   The level of servicing provided shall be no less than that required by applicable law, regulation, or insurance agreement, but emphasis shall be placed upon managing the portfolio such that underlying causes of delinquency are minimized to the extent possible.  Strategies to achieve maximum performance of the portfolio must be mutually agreed upon by the Service Provider and Customer.  Project support in the form of testing, business analysis and project management will be provided as required by the Customer.

HUMAN RESOURCES
Provide human resource generalist and employee relations support.

EXHIBIT A

SERVICES TO BE PROVIDED

SCHEDULE 2
SERVICES TO CUSTOMER FOR OUTSOURCED THIRD PARTY VENDORS

Service Provider may provide services to Customer with respect to processes that Customer outsources to third party vendors.  Processes shall include but are not limited to:

Pre-repay and pre-delinquency calls to FFELP and CitiAssist borrowers and co-signers, Email management, Credit Disputes, Address Changes, Indexing, CAM and Phone Referrals.

Other processes may be added to this list, provided both parties concur.

Services shall include:
1.  Monitoring and evaluation for quality standards
2.  MIS collection and distribution
3.  Periodic process improvement reviews
4.  Risk Control Self Assessment

Evaluation/management tools required by Service Provider shall be provided by Customer at its cost.  Service Provider will evaluate the services being provided by third-party vendors to Customer against established standards.  Reports of these evaluations will be sent to Customer on a periodic basis.  Major issues will be sent to Customer as soon as they are identified.

EXHIBIT B

FEES AND COMPENSATION

Service Provider and Customer acknowledge that each operates its respective business operations based, among other things, upon financial forecasts of the revenue and/or expense of the respective components of their businesses.  During the course of each fiscal year, Service Provider and Customer each make changes to their financial forecasts based upon the volume of business activity, changes in costs, business improvement projects, funding costs, business environment and numerous other factors.  Therefore, Service Provider and Customer have agreed to negotiate an agreed upon financial and business forecast from which to base the compensation due Service Provider from Customer.  Compensation will be based on the Service Provider’s actual marginal cost as defined below.

 Price Determination

Beginning with the first calendar quarter of 2008 and ending with the termination of the Agreement, Service Provider and Customer agree the compensation for the Services to be provided under this Agreement For Education Loan Servicing, shall be determined by adding 10% to Service Provider’s actual marginal cost, provided however, that such amount shall not exceed Service Provider’s fully loaded cost.  “Marginal cost” for the purposes of this Paragraph shall mean Service Provider’s marginal cost as agreed in writing by the parties.   The parties acknowledge that Service Provider’s marginal cost generally means its direct costs less general overhead and administration expenses allocated to the provision of the Services. A business forecast based on marginal cost will be provided on a quarterly basis for budget purposes.  Charges will be billed one month in arrears to allow for the calculation of actual marginal costs.

Documentation
Notwithstanding the requirement that all amendments be in writing, amendments to the marginal cost or adjustments thereto may take the form of electronic or facsimile communication between the parties through their respective authorized representatives.  Such amendments may be deemed signed by electronic means through an electronic message of acknowledgment in a form agreeable to the parties.

Dispute Resolution
In the event that a dispute with respect to the fees and compensation due Service Provider shall arise and not be resolved in accordance with the Service Agreement, Service Provider and Customer shall each appoint two representatives to resolve the dispute.

EXHIBIT C

SERVICE QUALITY AND TIMELINESS STANDARDS REQUIRED OF SERVICE PROVIDER

PROCESS	STANDARD	% IN STD	QUALITY FACTOR
ORIGINATION

Origination Document on system (Data Entry)	1 business day	99%	99%

Resets	2 business days	98%	99%

Non Origination Documents on the System (Data Entry)	Acknowledgements 3 business days Doc Locs 8 business days References 8 business days	98%	99%

CitiAssist Applications	3 days	85%	98%

FFELP (Stafford and Plus)	5 days	90%	98%

FFELP Plus Pre Screen	1 hour	95%	98%

Document Control	Quality Only - Timeliness included in DE Standard	N/A	99%

Problem Applications	5 business days	98%	98%

Loan Consolidation – Outgoing Lender Verification Certificates (LVCs)	10 business days	100%	98%

Underwriting Credit Review – Manual	2 business days	95%	98%

Underwriting Correspondence Inquiries	5 business days	98%	98%

Underwriting Verifications	2 business days	100%	98%

Loan Consolidation – CLASS Application Review	5 business days	98%	98%

Investigations	10 days	90%	97%
CASH DISBURSEMENT UNIT
Check and Mastercheck Disbursements sent (includes reconcilements)	End of next business day	98%	N/A

EFT Disbursements	End of next business day	98%	N/A

Cancellations / Refunds	1 business day	99%	98%
CUSTOMER SERVICE PHONES
Customer Service Phone Calls	Answered in 20 seconds	80%	96%

Abandoned Calls	2%	N/A	N/A

Average Seconds to Answer (ASA)	20 seconds	N/A	N/A

EXHIBIT C

SERVICE QUALITY STANDARDS REQUIRED OF SERVICE PROVIDER

PROCESS	STANDARD	% IN STD	ACCURACY STANDARD
CUSTOMER SERVICE PAPER

Service Inquiries (Correspondence and Address Changes)	5 days	98%	97%

Internet Correspondence Response – Front End	24 hours	98%	97%

Investigations (Levels I, II, III, V, and VI)	10 days	90%	97%

SSCRs processed – Manual	25 days	95%	97%

Grad Date Rejects – Borrower initiated	5 days	95%	97%

Grad Date Rejects – Non Borrower initiated	25 days	95%	97%

Manifest Rejects	25 days	95%	97%

Credit Disputes / Appeals	7 days	98%	97%

Deferment Processing	5 days	95%	97%

Pre-claim Rejects	30 days	98%	97%

Delinquent Claim Review	330 days	98%	97%

Death and Disability Claims	45 days	98%	97%

Claims Payments	30 days	98%	97%

Bankruptcy Claims	30 days	100%	97%

Return Claims- Non Bankruptcy	30 days	80%	97%

Return Claims – Bankruptcy	30 days	100%	97%

Supplemental Claims	30 days	98%	97%

Private Loan Delinquent Claim Review	180 days	98%	97%
RISK

Outbound Collection Calls	Minimum of 1 call per bucket if contact, 2 calls per bucket if no contact.	100%	97%

Inbound Collection Calls	Answered in 20 seconds	80%	97%

Skip Trace	10 days from notification	100%	97%

Recovery Cure Process	150 days	100%	97%

All days in calendar days unless otherwise noted.